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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-65886

PRICING SUPPLEMENT NO. 7
DATED MAY 21, 2002 TO
PROSPECTUS DATED AUGUST 9, 2001
AND PROSPECTUS SUPPLEMENT DATED DECEMBER 13, 2001

                      AMERICAN GENERAL FINANCE CORPORATION
                           MEDIUM-TERM NOTES, SERIES G
                               (FLOATING RATE)
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
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
Principal Amount: $50,000,000                      Original Issue Date: May 24, 2002

Agent's Discount or Commission: $103,000           Stated Maturity: March 24, 2005

Net Proceeds to Issuer: $49,897,000                Interest Rate: 3-Month LIBOR+26 bps

Form:   [X] Book-Entry                             CUSIP No.: 02635PRN5
        [ ] Certificated
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
The notes are being placed through or purchased by the Agents listed below:

Salomon Smith Barney Inc.              $ 50,000,000    Capacity:   [X] Agent    [ ] Principal

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If as Agent:    The notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Principal:

[ ]      The notes are being offered at varying prices related to prevailing market prices at the time of resale.
[ ]      The notes are being offered at a fixed initial public offering price of ______% of principal amount.
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

Initial Interest Rate:    2.15625%
Interest Reset Dates:     Quarterly on the 24th day of        INTEREST RATE BASIS OR BASES:
                          each February, May, August and
                          November, commencing August 24,
                          2002
Interest Payment Dates:   Quarterly on the 24th day of      [ ]CD Rate
                          each February, May, August and    [ ]CMT Rate
                          November, commencing August 24,
                          2002.
Regular Record Dates:     15 calendar days prior to each          [ ] CMT Telerate Page 7051
                          Interest Payment Date
Spread (+/-):   +26 bps                                           [ ] CMT Telerate Page 7052
Spread Multiplier:   N/A                                              [ ] One-Week Average Yield
Maximum Interest Rate:  N/A                                           [ ] One-Month Average Yield
Minimum Interest Rate:  N/A
Index Maturity:  3-month                                    [ ]Commercial Paper Rate
                                                            [ ]Eleventh District Cost of Funds Rate
INTEREST CALCULATION:                                       [ ]Federal Funds Rate
                                                            [x]LIBOR
[X]    Regular Floating Rate Note:                             [ ] LIBOR Reuters
[ ]    Floating Rate/Fixed Rate Note                           [x] LIBOR Telerate
              Fixed Rate Commencement Date:                      [ x  ]  LIBOR Telerate
              Fixed Interest Rate:                          [ ]Prime Rate
[ ]    Inverse Floating Rate Note                           [ ]Treasury Rate
       Fixed Interest Rate:                                 [ ]Other ______________
  Redemption Provisions:
    [X]            The notes cannot be redeemed prior to the Stated Maturity.
    [ ]            The notes may be redeemed prior to the Stated Maturity.
                   Initial Redemption Date:
                   Initial Redemption Percentage:   ___%
                   Annual Redemption Percentage Reduction:  ___%
  Optional Repayment Provisions:
    [X]            The notes cannot be repaid prior to the Stated Maturity.
    [ ]            The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
                   Optional Repayment Date(s):
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  Other Provisions:  None.

  We are offering the notes on a continuing basis through Banc of America
  Securities LLC, Banc One Capital Markets, Inc., Goldman, Sachs & Co.,
  JPMorgan, Morgan Stanley, Salomon Smith Barney and Wachovia Securities, as
  agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted $1,350,000,000 aggregate principal amount of offers to purchase notes.
                          ----------------------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.